Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-235948) pertaining to Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan of our reports dated March 12, 2024, with respect to the consolidated financial statements of Maiden Holdings, Ltd. and the effectiveness of internal control over financial reporting of Maiden Holdings, Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

New York, NY

March 12, 2024